U.S. SECURITIES AND EXCHANGE COMMISION
                             Washington, D.C. 20549

                                     FORM 3

           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed  pursuant  to Section  16(a) of the  Securities  Exchange  Act of 1934,
  Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                 30(f) of the Investment Company Act of 1940


1.    Name and Address of Reporting Person*

      Cook,                        Vikki                    C.
      (Last)                       (First)              (Middle)
      355 Interstate Blvd.
      (Street)
      Sarasota                        FL                  34240
      (City)                         (State)              (Zip)


2.    Date of Event Requiring Statement (Month/Day/Year)

      10/01/01

3.    IRS Identification Number of Reporting Person, if an Entity (Voluntary)

      N/A

4.    Issuer Name and Ticker or Trading Symbol

      DNAPrint genomics, Inc.

5.    Relationship of Reporting Person to Issuer
      (Check all applicable)

      [_]  Director                                   [X]  10% Owner
      [_]  Officer (give title below)             [_]  Other (specify below)


6.    If Amendment, Date of Original (Month/Day/Year)

           N/A

7.    Individual or Joint/Group Filing  (Check applicable line)

      [X]  Form Filed by One Reporting Person

      [_]  Form Filed by More than One Reporting Person


      Table I -- Non-Derivative Securities Beneficially Owned

                                          Ownership Form;   Nature of Indirect
      Title of    Amt. of Securities      Direct (D) or     Beneficial
      Security    Beneficially Owned      Indirect (I)      Ownership

      Common      52,760,695               I                Owned by another
                                                            member of household

      Table II -- Derivative Securities Beneficially Owned
      (e.g., Puts, Calls, Warrants, Options, Convertible Securities)

Title of    Date Exercisable  Title and Amt.  Conversion     Ownership    Nature
Derivative  and Expiration    of Securities   or Exercise    Form of      of Indirect
Security    Date              Underlying      Price of       Derivative   Beneficial
--------    --------          Derivative      Derivative     Security     Ownership
                              Securities      Security       --------     ---------
                              ----------      --------
      No securities owned.


                              /s/Vicki Cook                      4/02/01
                              Signature of Reporting Person      Date